BSQUARE Renews Its Software Distribution Agreement with Microsoft

Bellevue, WA – October 4, 2006 – BSQUARE (Nasdaq: BSQR) renewed its Original Equipment Manufacturer (OEM) distribution agreement with Microsoft effective Oct. 1, 2006, under which BSQUARE distributes Microsoft’s complete line of Windows Embedded operating systems to North American OEMs.

Historically BSQUARE’s largest revenue line, sales of Microsoft Windows Embedded operating systems grew from $13.2 million in the first half of 2005 to $15.2 million in the first half of 2006, an increase of 15%. This growth reflects continued adoption of Embedded Windows operating systems, as well as BSQUARE’s efforts to expand its sales through partnerships and referral agreements. Growth of licensing sales to new BSQUARE customers increased over 20% on an annualized basis during the last four quarters. BSQUARE’s licensing customers also benefit from BSQUARE’s award-winning Windows Embedded engineering consulting services, hardware and software development tools, training and technical support.

Leveraging its new Microsoft Windows Embedded Server offerings, BSQUARE, in partnership with Intel® and Microsoft, is developing a series of Microsoft Server OS reference designs tailored to Intel server hardware platforms. These reference designs will speed time to market for Intel OEMs building solutions with Microsoft Embedded operating systems.

“BSQUARE is pleased to deliver Microsoft’s embedded software technology to OEMs in North America” said Brian Crowley, president and chief executive officer of BSQUARE. “BSQUARE is the only authorized Microsoft Embedded operating system reseller that offers device OEMs Microsoft operating system licenses, engineering services and development tools like our Devkit product line, an Intel® XScale® hardware reference platform family that accelerates time to market for OEMs developing custom embedded devices and SDIO Hx, a high-performance Windows CE system software framework that enables ultra high-speed data transfer in mobile devices.”

“BSQUARE continues to be a valued partner, and we’re pleased to extend our long-standing distribution relationship with them,” said Jane Gilson, director, Windows Mobile and Embedded Division, Microsoft Corp. “As a Windows Embedded Gold Partner and Windows Embedded Systems Integrator of the Year for 2006, BSQUARE’s full-service offering makes them an ideal resource to Windows Embedded developers looking for tools, experience and insight to help speed their devices to market.”

About BSQUARE

BSQUARE is a solution provider to the global embedded device community. Since 1994, BSQUARE has completed hundreds of successful projects and is a trusted partner to smart device makers worldwide. Our teams collaborate at any stage in device development with a portfolio including software and hardware development, systems integration services, reference designs, board support packages, middleware, and applications. As a full service provider, BSQUARE also offers Windows Embedded licensing expertise.

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BSQUARE is a registered trademark of BSQUARE Corporation. Other product or service names mentioned herein are the trademarks of their respective owners.

Company Contact:	Investor Contact:

Anne Boswell Director of Marketing BSQUARE 425.519.5288 pr@bsquare.com	Matt Hayden President Hayden Communications, Inc. 858.704.5065 matt@haydenir.com